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                                                                     Exhibit 5.1
                                July 28, 2000


E-Stamp Corporation
2051 Stierlin Court
Mountain View, CA 94043

     Re:  Registration Statement on Form S-8
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Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about July 28, 2000 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of an aggregate of 245,369 shares of your Common Stock reserved for issuance in connection with the assumption of Infinity Logistics Corporation's 1998 Stock Option Plan (the "Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the Plan.

     It is our opinion that, when issued and sold in the manner referred to in the Plan and pursuant to the agreements which accompany the Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement, and further consent to the use of our name wherever appearing in the Registration Statement, including any Prospectuses constituting a part thereof, and any amendments thereto. This opinion may be incorporated by reference in any abbreviated registration statement filed pursuant to Item E under the General Instructions to Form S-8 under the Securities Act with respect to the Registration Statement.

                              Very truly yours,

                              WILSON SONSINI GOODRICH & ROSATI
                              Professional Corporation


                              /s/ WILSON SONSINI GOODRICH & ROSATI